EXHIBIT 15
November 7, 2005
Securities and Exchange Commission
Station Place
100 F Street N.E.
Washington, D.C. 20549
Re: Parker Drilling Company Registration on Form S-8, Form S-3 and Form S-4
We are aware that our report dated November 7, 2005, on our review of interim financial information of Parker Drilling Company and subsidiaries for the three-month and nine-month periods ended September 30, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 is incorporated by reference in its registration statements on Form S-8 (File Nos. 333-124697, 33-57345, 333-59132, 333-70444, 333-41369, 333-84069 and 333-99187), Form S-4 (File No. 333-126669), and Form S-3 (File No. 333-36498).

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP